Exhibit 99.1

Contact:	Adam Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE ANNOUNCES EARNINGS PER DILUTED SHARE OF $0.83 FOR THE FOURTH QUARTER OF 2016
INITIATES QUARTERLY CASH DIVIDEND, DECLARING FIRST-QUARTER
DIVIDEND OF $0.10 PER SHARE

THOMASVILLE, N.C. - (February 2, 2017) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month and twelve-month periods ended December 31, 2016, which include the following:

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(In thousands, except per share amounts)	2016	2015	% Chg.	2016	2015	% Chg.
Revenue	$745,738	$734,572	1.5%	$2,991,517	$2,972,442	0.6%
Operating income	$113,447	$113,922	(0.4)%	$483,835	$498,240	(2.9)%
Operating ratio	84.8%	84.5%		83.8%	83.2%
Net income	$68,511	$72,224	(5.1)%	$295,765	$304,690	(2.9)%
Basic earnings per share	$0.83	$0.85	(2.4)%	$3.56	$3.57	(0.3)%
Diluted earnings per share	$0.83	$0.85	(2.4)%	$3.56	$3.57	(0.3)%
Basic weighted average shares outstanding	82,381	84,585	(2.6)%	83,112	85,378	(2.7)%
Diluted weighted average shares outstanding	82,450	84,585	(2.5)%	83,154	85,378	(2.6)%

“Old Dominion's fourth-quarter financial results reflect a number of encouraging developments, despite a 2.4% decrease in earnings per diluted share,” said David S. Congdon, Vice Chairman and Chief Executive Officer of Old Dominion. “In a quarter with one less business day than the comparable prior-year period, our revenue per day increased 3.2%, which was driven by a 0.3% increase in LTL tons per day and a 2.6% increase in LTL revenue per hundredweight. Our LTL revenue per hundredweight, excluding fuel surcharges, increased 1.6%, as our yield metrics were negatively impacted by a 2.5% increase in LTL weight per shipment and a 0.5% decrease in average length of haul. Our pricing philosophy remains the same, however, and we continue to characterize the pricing environment as stable.

“We continued to operate very efficiently during the fourth quarter while also providing outstanding on-time and claims-free service, reflected by our over 99% on-time delivery and less than 0.3% cargo claims ratio. Our variable operating costs for the fourth quarter of 2016 improved as a percent of revenue, but our operating ratio was impacted by the expected increase in depreciation and a $7.7 million, or 7.5%, increase in our fringe benefit costs as compared

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ODFL Reports Fourth-Quarter Financial Results

February 2, 2017

to the fourth quarter of 2015. This increase in fringe benefit costs was primarily due to an increase in certain benefit plan costs that were directly linked to the increase in our stock price during the fourth quarter. The operating ratio increased 30 basis points to 84.8% in the fourth quarter of 2016 from 84.5% in the comparable period last year.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $155.5 million for the fourth quarter of 2016 and $565.6 million for the full year, compared with $181.6 million and $553.9 million for the comparable periods in 2015. The Company had $10.2 million in cash and cash equivalents at December 31, 2016, and its debt-to-total capitalization was 5.4% compared with 7.4% at the end of 2015.

Capital expenditures were $66.8 million for the fourth quarter of 2016 and $417.9 million for the year. The Company currently expects capital expenditures for 2017 to total approximately $385 million, including planned expenditures of $185 million for real estate and service center expansion projects, $155 million for tractors and trailers and $45 million for technology and other assets.

Old Dominion repurchased $11.3 million of its common stock during the fourth quarter and $130.3 million for the year. At year end, $200.0 million remained available under its current $250.0 million stock repurchase program, which was authorized during the second quarter of 2016.

Initiation of Quarterly Cash Dividend

Old Dominion today announced that the Company’s Board of Directors has declared a first-quarter dividend of $0.10 per share. The dividend is payable on March 20, 2017, to shareholders of record at the close of business on March 6, 2017.

Mr. Congdon remarked, “We are pleased to announce the initiation of a quarterly cash dividend in our continuing effort to increase the return on our shareholders’ investment in Old Dominion. Given the strength of our balance sheet and cash flow from operations, we are well positioned to institute this dividend as a complement to our ongoing share repurchase program. These shareholder return initiatives do not change our existing priorities for capital allocation. Our primary focus remains on investing in our service center network, equipment and technology, which we believe gives us the best opportunity to expand shareholder value through the long-term growth of our business.”

Summary

Mr. Congdon concluded, “We believe Old Dominion performed well during the fourth quarter and all of 2016, particularly given the challenges we faced from the economy and headwinds created by the strategic elimination of certain non-LTL services. We were encouraged by the improving operating environment as the fourth quarter progressed and our momentum has carried over into January. We will continue to focus on delivering superior customer service at a fair price, and we are confident that our successful execution of this strategy will create further growth in long-term shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through March 2, 2017. A telephonic replay will also be available through February 11, 2017, at (719) 457-0820, Confirmation Number 6904652.

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ODFL Reports Fourth-Quarter Financial Results

February 2, 2017

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as recessions, downturns in customers' business cycles and shipping requirements, changes in U.S. social, political, and regulatory conditions or policies, and global uncertainty and instability that may lead to fewer goods being transported, including the United Kingdom’s decision to exit the European Union; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of insured coverage levels; (9) cost increases associated with employee benefits, including compliance obligations associated with the Patient Protection and Affordable Care Act; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to various legal proceedings and claims that have arisen in the ordinary course of our business, some of which include class-action allegations; (16) the costs and potential liabilities related to governmental proceedings; (17) the costs and potential liabilities related to our international business operations and relationships; (18) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration, including its Compliance, Safety, Accountability initiative, and other regulatory agencies; (19) seasonal trends in the less-than-truckload industry, including harsh weather conditions; (20) our dependence on key employees; (21) the concentration of our stock ownership with the Congdon family; (22) the costs and potential adverse impact associated with future changes in accounting standards or practices; (23) potential costs associated with cyber incidents and other risks, including system failure, security breach, disruption by malware or other damage; (24) the impact of potential disruptions to our information technology systems or our service center network; (25) damage to our reputation from the misuse of social media; (26) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (27) dilution to existing shareholders caused by any issuance of additional equity; (28) the impact of a quarterly cash dividend and/or the failure to declare future cash dividends; and (29) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services, which include ground and air expedited transportation and consumer household pickup and delivery through a single integrated organization. In addition to its core LTL services, the Company offers a broad range of value-added services including container drayage, truckload brokerage, supply chain consulting and warehousing.

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ODFL Reports Fourth-Quarter Financial Results

February 2, 2017

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Fourth Quarter				Year To Date
(In thousands, except per share amounts)	2016		2015		2016		2015
Revenue	$745,738	100.0%	$734,572	100.0%	$2,991,517	100.0%	$2,972,442	100.0%

Operating expenses:
Salaries, wages & benefits	417,686	56.0%	407,334	55.5%	1,652,055	55.2%	1,569,791	52.8%
Operating supplies & expenses	84,093	11.3%	83,781	11.4%	322,997	10.8%	353,889	11.9%
General supplies & expenses	20,696	2.8%	20,133	2.7%	86,626	2.9%	89,308	3.0%
Operating taxes & licenses	23,058	3.1%	23,625	3.2%	92,426	3.1%	93,292	3.1%
Insurance & claims	8,069	1.1%	6,197	0.9%	37,861	1.3%	37,368	1.3%
Communications & utilities	6,547	0.9%	6,770	0.9%	27,904	0.9%	26,913	0.9%
Depreciation & amortization	49,574	6.6%	44,223	6.0%	189,867	6.3%	165,343	5.6%
Purchased transportation	18,472	2.5%	23,153	3.2%	74,051	2.5%	116,300	3.9%
Building and office equipment rents	1,433	0.2%	2,473	0.3%	7,920	0.3%	9,620	0.3%
Miscellaneous expenses, net	2,663	0.3%	2,961	0.4%	15,975	0.5%	12,378	0.4%

Total operating expenses	632,291	84.8%	620,650	84.5%	2,507,682	83.8%	2,474,202	83.2%

Operating income	113,447	15.2%	113,922	15.5%	483,835	16.2%	498,240	16.8%

Non-operating expense (income):
Interest expense	954	0.1%	1,309	0.2%	4,332	0.1%	5,210	0.2%
Interest income	(20)	(0.0)%	(22)	(0.0)%	(58)	(0.0)%	(209)	(0.0)%
Other expense, net	1,192	0.2%	678	0.1%	1,974	0.1%	3,222	0.1%

Income before income taxes	111,321	14.9%	111,957	15.2%	477,587	16.0%	490,017	16.5%

Provision for income taxes	42,810	5.7%	39,733	5.4%	181,822	6.1%	185,327	6.2%

Net income	$68,511	9.2%	$72,224	9.8%	$295,765	9.9%	$304,690	10.3%

Earnings per share:
Basic	$0.83		$0.85		$3.56		$3.57
Diluted	0.83		0.85		3.56		3.57

Weighted average outstanding shares:
Basic	82,381		84,585		83,112		85,378
Diluted	82,450		84,585		83,154		85,378

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ODFL Reports Fourth-Quarter Financial Results

February 2, 2017

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Fourth Quarter			Year to Date
	2016	2015	% Chg.	2016	2015	% Chg.
Work days	62	63	(1.6)%	254	254	—%
Operating ratio	84.8%	84.5%		83.8%	83.2%
LTL intercity miles (1)	141,389	143,747	(1.6)%	576,953	566,210	1.9%
LTL tons (1)	1,933	1,959	(1.3)%	7,931	7,938	(0.1)%
LTL tonnage per day	31,177	31,095	0.3%	31,224	31,252	(0.1)%
LTL shipments (1)	2,421	2,515	(3.7)%	10,148	10,129	0.2%
LTL revenue per intercity mile	$5.13	$4.98	3.0%	$5.09	$5.11	(0.4)%
LTL revenue per hundredweight	$18.74	$18.26	2.6%	$18.51	$18.23	1.5%
LTL revenue per hundredweight, excluding fuel surcharges	$16.78	$16.51	1.6%	$16.71	$16.28	2.6%
LTL revenue per shipment	$299.34	$284.47	5.2%	$289.36	$285.67	1.3%
LTL revenue per shipment, excluding fuel surcharges	$268.10	$257.25	4.2%	$261.21	$255.10	2.4%
LTL weight per shipment (lbs.)	1,597	1,558	2.5%	1,563	1,567	(0.3)%
Average length of haul (miles)	922	927	(0.5)%	928	928	—%
Average full-time employees	17,585	18,012	(2.4)%	17,582	17,383	1.1%

(1) -	In thousands
Note:
Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	December 31,	December 31,
(In thousands)	2016	2015
Cash and cash equivalents	$10,171	$11,472
Other current assets	372,451	370,258
Total current assets	382,622	381,730
Net property and equipment	2,241,402	2,023,448
Other assets	72,223	61,326
Total assets	$2,696,247	$2,466,504

Current maturities of long-term debt	$—	$26,488
Other current liabilities	288,636	258,914
Total current liabilities	288,636	285,402
Long-term debt	104,975	107,317
Other non-current liabilities	451,478	389,148
Total liabilities	845,089	781,867
Equity	1,851,158	1,684,637
Total liabilities & equity	$2,696,247	$2,466,504
Note: The financial and operating statistics in this press release are unaudited.

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